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                                                                    EXHIBIT 10.1

                              JEFFERIES GROUP, INC.

                        STOCK OPTION GAIN AND STOCK AWARD
                                DEFERRAL PROGRAM

                        EFFECTIVE DATE: JANUARY 21, 2003

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    JEFFERIES GROUP, INC. STOCK OPTION GAIN AND STOCK AWARD DEFERRAL PROGRAM

SECTION:
I.       Name and Purpose.......................................................      1

II.      Effective Date.........................................................      1

III.     Definitions............................................................      1

IV.      Eligibility............................................................      5

V.       Administration of the Program..........................................      5

VI.      Deferral of Qualifying Gains and Stock Awards..........................      5

VII.     Election to Participate................................................      5

VIII.    Stock Deferral Account.................................................      6

IX.      Method of Distribution.................................................      8

X.       Offset for Obligations to Company......................................      9

XI.      Liability of Company...................................................      9

XII.     Change in Distribution Schedule........................................      9

XIII.    Benefit Plans..........................................................     10

XIV.     Rights of a Participant................................................     11

XV.      Amendment and Termination..............................................     11

XVI.     Determination of Benefits..............................................     11

XVII.    Notices................................................................     12

XVIII.   General Provisions.....................................................     12

XIX.     Unfunded Status of Program.............................................     13

XX.      Rights to Benefits.....................................................     13

                                     - i -

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    JEFFERIES GROUP, INC. STOCK OPTION GAIN AND STOCK AWARD DEFERRAL PROGRAM

I.       NAME AND PURPOSE

         The name of this program is the Stock Option Gain and Stock Award Deferral Program (the "Program") of Jefferies Group, Inc. (the "Company"). Its purpose is to set forth the terms upon which certain individuals will be given the opportunity to defer receipt of compensation that otherwise would result from the exercise of certain stock options or the vesting of restricted stock, thereby implementing deferrals as contemplated or permitted under the Company's 1999 Incentive Compensation Plan, 1999 Director's Stock Compensation Plan, Deferred Compensation Plan, and future equity plans. The Company has adopted this Program in recognition of the valuable service of eligible individuals, the desire to provide them with additional flexibility in their personal financial planning, and as a means to encourage long-term holdings of equity interests in the Company, consistent with the purposes of those equity plans under which the options and restricted stock were originally issued. This Program is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

II.      EFFECTIVE DATE

         The Program shall be effective as of January 21, 2003.

III.     DEFINITIONS

         (a) ACCOUNT means the total balance credited to a Participant's Stock Deferral Account.

         (b) ADMINISTRATOR means the administrator of the Program, which shall be the Compensation Committee of the Board of Directors or any committee of officers appointed by the Compensation Committee.

         (c) BENEFICIARY means any person or persons so designated in accordance with the provisions of Section XII.

         (d) BOARD OF DIRECTORS means the board of directors of Jefferies Group, Inc.

         (e) CHANGE IN CONTROL means the first to occur of any of the following events after the effective date of the Program:

                  (i) Any "person," as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a "50% Beneficial Owner." For purposes of this provision, a "50% Beneficial Owner" shall mean a person who is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then-outstanding voting securities; provided, however, that the term "50% Beneficial Owner" shall not include any person who shall become the beneficial owner of 50% or more of the combined voting power of the Company's then-outstanding voting securities solely as a result of an acquisition by the Company of its voting securities, until such time thereafter as such person shall become the

                                       1

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             beneficial owner (other than by means of a stock dividend or stock split) of any additional voting securities and becomes a 50% Beneficial Owner in accordance with this subsection;

                  (ii) During any period of two consecutive years commencing on or after the effective date of this Program, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

                  (iii) The shareholders of the Company have approved a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this subsection, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or of such surviving entity or a subsidiary thereof; and provided further, that, if consummation of the corporate transaction referred to in this subsection is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied;

                  (iv) The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this subsection is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; and

                  (v) any other event which the Board of Directors determines shall constitute a Change in Control for purposes of this Program.

         (f) CODE means the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority. References to the Code shall include references to any successor section or provision of the Code.

         (g) COMMITTEE means the Compensation Committee of the Board.

         (h) COMPANY means Jefferies Group, Inc. (and its successors and assigns) unless otherwise provided herein, or any other corporation or business organization which, with the consent of Jefferies Group, Inc. (or its successors or assigns), assumes the Company's obligations hereunder.

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         (i) DEFERRAL ELECTION means a Stock Option Gain Deferral Election or a
             Stock Award Deferral Election.

         (j) DEFERRAL ELECTION FORM means a Participant's written election form containing his Stock Option Gain Deferral Election or Stock Award Deferral Election. All Deferral Election Forms must be submitted on a timely basis to the Administrator, otherwise the Participant shall be deemed to have not submitted a Deferral Election Form for the Program Year to which it relates. A Deferral Election Form shall be deemed timely only if it is submitted prior to both its effective date and other deadlines imposed by the Administrator, in its discretion. Unless otherwise determined by the Administrator, the effective date of a timely filed Stock Option Gain Deferral Election shall be January 1 of the applicable Program Year and the effective date of a timely filed Stock Award Deferral Election shall be promptly upon the filing thereof, provided, however, with respect to the Program Year in which the Program is first implemented and/or the employee or member of the Board of Directors first becomes eligible to participate, the effective date of the Deferral Election Form shall be no earlier than the date such Deferral Election Form is submitted to the Company and no later than thirty (30) days from the date Program implementation or first eligibility occurs (as applicable).

         (k) DISTRIBUTION EVENT means the date or dates designated in advance by the Participant in his Deferral Election Form or specified under the terms of the Program, upon which payment of the Participant's Stock Deferral Account shall be deemed triggered for subsequent distribution, pursuant to Section IX, in the form of: (i) a lump sum payment due within thirty (30) days of the occurrence of the Distribution Event or (ii) annual installments commencing on the January 1 concurrent with or subsequent to the occurrence of the Distribution Event.

         (l) ELIGIBLE INDIVIDUAL means each employee of a Participating Company or member of the Board of Directors of the Company selected for participation in this Program pursuant to Section IV of the Program.

         (m) ELIGIBLE STOCK AWARD means an outstanding award of restricted stock under the 1999 Incentive Compensation Plan (or any Equity Plan hereafter adopted providing for restricted stock awards and awards of forfeitable deferred shares).

         (n) ELIGIBLE STOCK OPTION means one or more non-qualified stock option(s) exercisable under one of the Equity Plans.

         (o) EQUITY PLANS means the Company's 1999 Incentive Compensation Plan, 1999 Directors' Stock Compensation Plan, and Deferred Compensation Plan, and any other plan hereafter adopted which permits the deferral of gains realized upon exercise of options in the form of deferred shares or permits the surrender of outstanding restricted stock in exchange for an award in the form of forfeitable deferred shares (a contractual obligation of the Company to deliver shares at a future date) that can be deferred as to delivery beyond the time any risk of forfeiture lapses.

         (p) FORFEITABLE STOCK AWARD AMOUNT means the number of shares credited to a Participant's Stock Deferral Account as a result of a valid deferral of an Eligible Stock Award. Such number of shares shall be subject to a risk of forfeiture and other restrictions in accordance with Section VI. Other provisions of the Program notwithstanding, the shares constituting the Forfeitable Stock Award Amount will not be subject to distribution upon a Distribution Event or any other circumstance specified in the Program until vesting of the such shares.

         (q) PARTICIPANT means an employee and/or member of the Board of Directors who is both eligible

                                       3

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             to participate in the Program under the terms of Section IV and has elected to participate in the Program.

         (r) PARTICIPATING COMPANY means the Company and each subsidiary of the Company the employees of which are permitted by the Company to participate in the Program. With respect to a specific Participant, the term "Participating Company" shall refer to the Participating Company that employs such Participant or, in the case of a director of the Company, the Company.

         (s) PROGRAM YEAR means the twelve (12) month period ending on the December 31st of each year during which the Program is in effect, provided that the first Program Year shall commence on January 21, 2003 and end on December 31, 2003.

         (t) QUALIFYING GAIN shall mean the incremental value inuring to a Participant upon the exercise of an Eligible Stock Option, using a stock-for-stock payment method, during any Program Year. Such incremental value shall be deliverable to the Participant in the form of additional shares of Stock and shall be computed as follows: (i) the total fair market value of the shares of Stock held/acquired as a result of the exercise of an Eligible Stock Option using a stock-for-stock payment method, minus (ii) the total exercise price. For example, assume a Participant elects to exercise an Eligible Stock Option to purchase 1,000 shares of Stock at an exercise price of $20 per share (i.e., a total exercise price of $20,000), when the Stock has a current fair market value of $32 per share (i.e., a total current fair market value of $32,000) and elects to defer one hundred (100) percent of the Qualifying Gain (i.e., $12,000). Using the stock-for-stock payment method, the Participant would deliver 625 shares of Stock (worth $20,000 at exercise) to exercise the Eligible Stock Option and would receive, in return, 625 shares of Stock (worth $20,000 at exercise) plus a Qualifying Gain, in the form of an unfunded and unsecured promise by the Company to deliver 375 additional shares of Stock in the future (worth $12,000 at exercise). The number of additional shares of Stock deliverable to the Participant in the future as a result of the Qualifying Gain shall be fixed and determined as of the date of the exercise of the Eligible Stock Option, using the fair market value of the Stock determined in the same manner as the fair market value of the stock surrendered to pay the option exercise price in the stock-for-stock exercise (in accordance with the Equity Plan under which the Eligible Stock Option was granted).

         (u) STOCK means Jefferies Group, Inc. common stock (and any securities which may be substituted or resubstituted for such common stock).

         (v) STOCK AWARD DEFERRAL ELECTION means an irrevocable election made by an Eligible Individual, during an enrollment period specified by the Administrator, to surrender restricted stock in exchange for an award of an equivalent number of deferred shares subject to a risk of forfeiture and other terms substantially the same as the terms of the surrendered restricted stock, where all or a portion of such deferred shares, upon vesting, will continue to be reflected as credits to the Participant's Stock Deferral Account. The Stock Award Deferral Election shall be documented by the Participant on the Deferral Election Form provided by the Company.

         (w) STOCK DEFERRAL ACCOUNT means the aggregate value, measured on any given date, of (i) the number of shares of Stock deferred by a Participant as a result of all Stock Option Gain Deferral Elections and Stock Award Deferral Elections, less (ii) the number of shares of Stock previously distributed to the Participant (or his or her Beneficiary) pursuant to this Program.

         (x) STOCK OPTION GAIN AMOUNT means, for any Eligible Stock Option, the portion of Qualifying Gains deferred in accordance with Section VII of this Program.

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         (y) STOCK OPTION GAIN DEFERRAL ELECTION means an irrevocable election made by an Eligible Individual, during an enrollment period specified by the Administrator, to defer the receipt of a Stock Option Gain Amount for a given Program Year. The Stock Option Gain Deferral Election shall be documented by the Participant on the Stock Option Gain Deferral Election Form provided by the Company.

         (z) TRUST mean a trust fund which may be established by the Company pursuant to the Program.

         (aa)TRUSTEE means the trustee named in the agreement establishing a Trust, if any, and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.

IV.      ELIGIBILITY

         An Eligible Individual shall be eligible to participate in the Program if he is approved to participate in the Program by the Committee or, for employees other than executive officers and directors of the Company, by the Administrator. An employee and/or director shall become a Participant under the Program upon the timely filing of a Deferral Election Form, as described in Section VII.

V.       ADMINISTRATION OF THE PROGRAM

         The Administrator shall have sole discretion to interpret the provisions of the Program. However, no Participant may partake in or vote on any decision, as Administrator, which would specifically affect his or her own Stock Deferral Account. Initially, the Administrator of the Program shall be the Company's Chief Financial Officer, General Counsel and Director of Human Resources.

VI.      DEFERRAL OF QUALIFYING GAINS AND RESTRICTED STOCK

         Subject to any terms and conditions imposed by the Administrator, an Eligible Individual may irrevocably elect to defer all or a portion of the Qualifying Gains that the Eligible Individual would otherwise recognize by exercise of Eligible Stock Options during the Program Year for which a Stock Option Gain Deferral Election is made and all or a portion of the Eligible Stock Awards that would vest during a specified Program Year for which a Stock Award Deferral Election is made. Such Deferral Elections shall be made as described in Section VII. In the case of an Eligible Stock Award, upon the effectiveness of the Stock Award Deferral Election the Participant's restricted stock subject to such Election shall be surrendered and cancelled, and the Participant's Stock Deferral Account shall be credited with a number of shares equal to the number of shares of restricted stock surrendered and cancelled, such share credits to constitute the Participant's Forfeitable Stock Award Amount. The Forfeitable Stock Award Amount shall remain subject to the same risk of forfeiture and other restrictions as applied to such restricted stock until the time as the restricted stock would have vested by its terms. Thereupon, the portion of the shares of Stock that had been credited as the Forfeitable Stock Award Amount but not subject to deferral beyond vesting shall be promptly distributed to the Participant in a lump sum, and the portion of such shares of Stock subject to further deferral shall remain credited to the Participant's Stock Deferral Account in accordance with the applicable Deferral Election and the terms of the Program.

VII.     ELECTION TO PARTICIPATE

         (a) For an election to defer the Qualifying Gain upon an Eligible Stock Option exercise to be valid, the following must occur: (i) a Deferral Election Form must be completed and signed by the Participant with respect to the Program Year, specifying the Eligible Stock Option(s) subject to the election; (ii) the Deferral Election Form must be delivered on a timely basis to the

                                       5

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             Administrator and accepted by the Administrator; (iii) the Deferral
             Election Form must be deemed by the Administrator to have been submitted sufficiently in advance of the date on which the Participant elects to exercise the Eligible Stock Option (the Administrator in its discretion may not enforce any Deferral Election Form received less than six (6) months prior to the date of exercise of the applicable Stock Option); (iv) the Eligible
             Stock Option must be exercised using a stock-for-stock payment method; (v) the Eligible Stock Option must be exercised at a time that the Participant remains an employee of a Participating Company or a director of the Company; and (vi) the Stock actually or constructively delivered by the Participant to exercise the Eligible Stock Option, if acquired from the Company pursuant to a plan, must qualify as a "mature" share for purposes of APB 25 if use of non-mature shares would result in accounting expense to the Company (thus, if such Stock was acquired by exercise of a stock option, it may be necessary for the Participant to have held the Stock for at least six months before delivery).

         (b) For an election to defer an Eligible Stock Award to be valid, the following must occur: (i) a Deferral Election Form must be completed and signed by the Participant with respect to the Program Year, specifying the Eligible Stock Award subject to the deferral;
             (ii) the Deferral Election Form must be delivered on a timely basis to the Administrator and accepted by the Administrator, (iii) the Deferral Election Form must be deemed by the Administrator to have been submitted sufficiently in advance of the vesting date of the Eligible Stock Award subject to the deferral; and (iv) the Stock Award Deferral Election must become effective at a time when the Participant remains an employee of a Participating Company or a director of the Company.

         (c) For each Eligible Stock Option, a Participant may elect to defer a minimum of ten (10) percent and a maximum of one hundred (100) percent of the Qualifying Gain related to exercise of the Eligible Stock Option. For each Eligible Stock Award, a Participant may elect to defer a minimum of ten (10) percent and a maximum of one hundred (100) percent of the Stock Award. A Participant's ability to defer may be further limited by other terms or conditions set forth in the Equity Plan or agreement under which such Eligible Stock Option or Eligible Stock Award was granted.

         (d) A newly Eligible Individual may make a Deferral Election within thirty (30) days of the date the Eligible Individual receives notification of eligibility to participate in the Program in order to defer Qualifying Gain attributable to an Eligible Stock Option exercised during the remainder of such current Program Year or to defer an Eligible Stock Award that will vest during the remainder of such current Program Year.

VIII.    STOCK DEFERRAL ACCOUNT

         (a) Stock Option Gain Amount(s) and any Eligible Stock Award deferred hereunder shall be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of shares of Stock, upon a Distribution Event in the future. Such shares of Stock that would otherwise have been delivered to the Participant pursuant to the Eligible Stock Option exercise or vesting of an Eligible Stock Award, but for the Participant's Deferral Election, shall be the shares of Stock delivered upon distribution of the Stock Deferral Account, and therefore shall be deemed to have originated from, and shall be counted against, the shares reserved under the Equity Plan under which such Eligible Stock Option or Eligible Stock Award was granted.

         (b) The Participant's unfunded, unsecured right to receive a number of shares of Stock shall be reflected, in his or her Stock Deferral Account, on the books of the Company. In addition,

                                       6

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             actual shares of Stock may be acquired by/issued to the Trust established by the Company, if any, at any time after the total of such Stock Option Gain Amount has been determined. The Participant shall not have a right to diversify the balance of his Stock Deferral Account nor to receive cash equal to the value of the Stock reflected in such Stock Deferral Account.

         (c) Unless otherwise determined by the Administrator, dividend equivalents will be credited with respect to shares credited to the Participant's Stock Deferral in the following manner:

             (i) Cash Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of cash, no amount will be credited to the Participant's Stock Deferral Account at the dividend payment date, but instead, at the time of any distribution of shares from his Stock Deferral Account, the Administrator will calculate the aggregate amount of cash dividends that would have been paid on the shares then being distributed had receipt of such shares not been deferred, together with an amount reflecting the interest that would have accrued had cash been credited to the Account at the relevant dividend payment dates and had been thereafter credited interest based on rates applicable to cash balances in brokerage accounts, and the Company shall pay such cash amount to the Participant;

             (ii) Non-Cash/Non-Stock Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of property other than shares of Stock, then a number of additional shares shall be credited to each Participant's Stock Deferral Account as of the payment date for such dividend or distribution equal to the number of shares credited to the Stock Deferral Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the fair market value of a share of Stock at such payment date; provided, however, that, in lieu of crediting of additional shares, the Administrator may provide an alternative means of dealing with such dividend or distribution that provides the Participant with substantially equivalent value to that which would have otherwise been received under this subsection (ii), in such manner and on such terms as the Administrator may specify.

             (iii) Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional shares shall be credited to each Participant's Stock Deferral Account as of the payment date for such dividend or distribution or forward split equal to the number of shares credited to the Stock Deferral Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

             Shares (or any other cash or non-cash amounts) that become credited to the Participant's Stock Deferral Account directly or indirectly under this Section VIII(c) in respect of shares previously credited to the Account (the "underlying credited shares") shall be subject to the same terms and conditions, including a risk of forfeiture and other restrictions in the case of a Forfeitable Stock Award Amount and including Distribution Events in the case of other shares, as apply to the underlying credited shares.

         (d) The risk of forfeiture and other restrictions shall apply to the Forfeitable Stock Award Amount, as specified in Section VI. A Participant shall at all times be one hundred percent (100%) vested in the shares credited to his Stock Deferral Account other than the Forfeitable Stock Award Amount (but the forfeiture provisions of
             Section XII(e) will apply to any withdrawal pursuant to that provision).

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         (e) The number of shares credited to a Participant's Stock Deferral
             Account, the kind of securities to which each credited share relates, and other terms relating to the Stock Deferral Account may be appropriately adjusted by the Administrator in order to prevent dilution or enlargement of the Participant's rights hereunder, in the event of a stock split, stock dividend, reorganization, merger, or other unusual corporate transaction or event which affects the Stock, provided that any such adjustment to a Stock Deferral Account shall be made taking into account any crediting of shares or other amounts to the Participant's Account under other provisions of this Section VIII in connection with such transaction or event.

IX.      METHOD OF DISTRIBUTION

         (a) Distribution of a Participant's Stock Deferral Account will commence upon the Participant reaching a Distribution Event selected by the Participant on his Deferral Election Form. The Participant's Stock Deferral Account balance shall be payable only in the form of Stock (except for cash payable under Section VIII(c) and as provided for fractional shares) and shall be distributed in either a lump sum or in equal annual installments of Stock over a predetermined number of years selected by the Participant on his Deferral Election Form. If the annual distribution method is elected, the number of shares of Stock distributed as an annual installment will be equal to the number of whole shares in the Participant's Stock Deferral Account on each distribution date divided by the number of remaining installments. Any fractional shares in the Participant's Stock Deferral Account will be liquidated on the date of any lump-sum distribution or the final installment payment and paid in cash to the Participant, unless the Administrator implements an alternative means of settling such fractional share.

         (b) Distributions will be subject to tax withholding in accordance with
             Section XVIII(d).

         (c) Annual installments will commence on the business day coinciding with or next following the January 1 subsequent to the Participant's applicable Distribution Event and continuing on each January 1 until all annual installments have been distributed. Lump sum distributions shall be paid by the Company no later than thirty
             (30) days following the applicable Distribution Event.

         (d) The Participant shall make an election upon entering the Program to elect a form and timing of payment of distributions from the Stock Deferral Account for the first Program Year which is allowed under
             Section IX(a). This election will continue in effect for future Program Years unless the Participant submits a written request revising his or her elections on a Deferral Election Form. Such revised elections shall be made on forms provided by the Company not later than one (1) year prior to the date the Participant would otherwise begin receiving a distribution in accordance with the most recently executed Deferral Election. No election to change the form or timing of payment shall be allowed within one (1) year prior to the date the Participant would otherwise begin receiving a distribution in accordance with the most recently executed Deferral Election.

         (e) The Administrator may determine that, if a Participant's Stock Deferral Account balance is below a minimum level specified by the Administrator at the time of a Distribution Event or termination of Participant's employment or service, the Account will be distributed in a lump sum rather than installments.

         (f) A Participant may elect on his Deferral Election (as initially filed) to receive an immediate distribution of his Stock Deferral Account balances upon a Change in Control. The Participant may modify this election by submitting a revised Deferral Election Form at least one (1) year prior to the Change in Control (or by such other deadline as may be specified by the

                                       8

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             Administrator). If the Participant does not elect to receive an immediate distribution of his Stock Deferral Account, the shares of Stock held in his Stock Deferral Account will be subject to Section XVIII(h).

X.       OFFSET FOR OBLIGATIONS TO COMPANY

         If, at such time as the Participant becomes entitled to payments in distribution hereunder, the Participant has any debt, obligation or other liability representing an amount owing to the a Participating Company or any affiliate of a Participating Company, and if such debt, obligation, or other liability is due and owing at the time distributions are payable hereunder, the Participating Company may offset the amount owing as such liability against the amounts otherwise distributable hereunder, but only if and to the extent that such offset is permitted under applicable law.

XI.      LIABILITY OF COMPANY

         Except as provided below, all contributions to be made as required by this Program by a Participating Company shall be determined separately, subject to all the terms and conditions of this Program. No Participating Company shall be held liable for any contributions to be made by any other party. The Administrator, shall keep separate books and records concerning the affairs of the each Participating Company hereunder and as to the accounts and credits of the Participants employed thereby.

XII.     CHANGE IN DISTRIBUTION SCHEDULE

         (a) DEATH OF PARTICIPANT. In the event of the death of a Participant before distribution of the Participant's Stock Deferral Account balance has commenced or been completed, the Administrator shall pay the remaining balance of the Stock Deferral Account (exclusive of any Forfeitable Stock Award Amount that remains unvested) in one lump sum, to the individual designated as Primary Beneficiary on the latest properly completed and executed "Notice of Change of Beneficiary" form on file, within a reasonable time period but not later than one hundred (180) days after the date of the Participant's death. If the Primary Beneficiary designated on the latest such "Notice of Change of Beneficiary" form is no longer living at the time of the Participant's death, the Administrator shall pay such remaining balance of the Stock Deferral Account in one lump sum to the individual designated as Secondary Beneficiary on the latest properly completed and executed "Notice of Change of Beneficiary" form on file. If the Secondary Beneficiary designated on the latest such "Notice of Change of Beneficiary" form is no longer living at the time of the Participant's death, the Administrator shall pay such remaining balance of the Stock Deferral Account in one lump sum to the Participant's estate.

             If a Participant wishes to change the beneficiary he or she has previously designated, he or she may do so at any time by submitting a new "Notice of Change of Beneficiary" form to the Administrator, which form, if properly completed and executed, shall become effective upon receipt by the Administrator.

         (b) PERMANENT DISABILITY OF THE PARTICIPANT. In the event of permanent disability (as defined below) before distribution of a Participant's Stock Deferral Account balance has commenced or been completed, the Administrator shall be permitted to pay the balance of the Participant's Account (exclusive of any Forfeitable Stock Award Amount that remains unvested) in one lump sum. Such payouts shall be made to the Participant or the legal representative of such Participant pursuant to paragraph (c) of Section XVIII.

             "Disability" shall mean, for purposes of the Program, a physical or mental impairment that

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             would entitle the Participant to receive benefits under the
             Company's long term disability program, as determined by the Committee in its sole discretion. The Administrator may, in its discretion, require a medical examination performed by a physician at the expense of the Company, as a condition to any determination of disability.

         (c) DISTRIBUTION DUE TO FINANCIAL HARDSHIP. Other provisions of the Program notwithstanding, if the Administrator determines, after consideration of a Participant's application, that the Participant has sustained a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or the Participant's dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances resulting from events beyond the Participant's control, the Administrator may, in its sole discretion, direct that all or a portion of the balance of the Participant's Stock Deferral Account (exclusive of any Forfeitable Stock Award Amount) be distributed to the Participant. The distribution will be made in the manner and at the time specified by the Administrator. No Participant who is also a member of the Administrator may in any way take part in any decision pertaining to a request for payment made by that Participant hereunder. The need to pay for educational expenses or to purchase a home are not considered to be financial hardships.

         (d) CHANGE IN DISTRIBUTION DATE. If a Participant wishes to modify the distribution schedule established in accordance with Section IX, he must submit a written petition to the Administrator for such change. The Administrator shall determine whether to permit the requested change in its discretion. The written petition must be submitted to the Administrator at least one (1) year prior to the date the Participant would otherwise be receiving a distribution in accordance with the most recent Deferral Election.

         (e) EARLY LUMP SUM DISTRIBUTION. Prior to a Distribution Event, a Participant may withdraw all or a portion of the balance of his Stock Deferral Account, other than a Forfeitable Stock Award Amount. If any such withdrawal is made, the Participant shall receive from his Stock Deferral Account a lump-sum distribution as follows:

             (i) if the withdrawal is made before a Change in Control or more than twenty-four months following a Change in Control, the amount distributable shall equal 90% of the amount requested, and the remaining 10% of the amount requested shall be forfeited; or

             (ii) if the withdrawal is made within the twenty-four month period beginning on the date of a Change in Control, the amount distributable shall equal 95% of the amount requested, and the remaining 5% of the amount requested shall be forfeited.

             No request to withdraw less than 10% of the balance of any Stock Deferral Account shall be permitted. Any request to withdraw 75% or more of the balance of a Stock Deferral Account shall result in the withdrawal and forfeiture of the entire balance of such Account.

XIII.    BENEFIT PLANS

         The amount of a Participant's Qualifying Gain or Eligible Stock Award which he elects to defer under the Program shall not be deemed to be compensation for the purpose of calculating the amount of Participant's benefits or contributions under a pension plan or retirement plan (qualified under Section 401(a) of the Internal Revenue Code) or any non-qualified supplemental retirement plan, the amount of life insurance payable under any life insurance plan, or the amount of any disability benefit payments payable under any disability plan established or maintained by a Participating Company, except to the extent specifically provided in any such plan.

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XIV.     RIGHTS OF A PARTICIPANT

         Establishment of the Program shall not be construed as giving any Participant the right to be retained in the Company's service or employ or the right to receive any benefits not specifically provided by the Program.

         Qualifying Gain and Eligible Stock Awards deferred under this Program will not be segregated from the general funds of the Company and no Participant will have any claim on any specific assets of the Company. To the extent that any Participant acquires a right to receive benefits under this Program, his or her right will be no greater than the right of any unsecured general creditor of the Company and is not assignable or transferable except to his or her estate as defined in Section XII.

XV.      AMENDMENT AND TERMINATION

         The Program may be amended from time to time at the discretion of the Committee. The amendment of any one or more provisions of the Program shall not affect the remaining provisions of the Program. No amendment shall reduce any benefits accrued by any Participant prior to the amendment, except with the written consent of the Participant.

         The Committee has the right to terminate the Program at any time. Any amount accumulated prior to the Program's termination will continue to be subject to the provisions of the Program.

XVI.     DETERMINATION OF BENEFITS

         (a) CLAIM - A person who believes that he is being denied a benefit to which he is entitled under the Program (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Company, setting forth his claim. The request must be addressed to the Administrator at the Company's principal place of business.

         (b) CLAIM DECISION - Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Company shall adopt a written report, using language calculated to be understood by the Claimant, setting forth:

             (1)          The specific reason or reasons for such denial;

             (2) The specific reference to pertinent provisions of this Program upon which such denial is based;

             (3) A description of any additional material or information necessary for the Claimant to clarify his claim and an explanation why such material or such information is necessary;

             (4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

             (5)          The time limits for requesting a review.

         (c) REQUEST FOR REVIEW - Within sixty (60) days after the receipt by the Claimant of the written report described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Compensation

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             Committee of the Board of Directors at the Company's principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the Company's determination by the Committee within such sixty (60) day period, he shall be barred and stopped from challenging the Company's determination.

         (d) REVIEW OF DECISION - Within sixty (60) days after the Committee's receipt of a request for review, the Committee will review the Company's determinations. After considering all materials presented by the Claimant, the Committee will render a written report, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Program on which the decision is based. If special circumstances require that the sixty (60)-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

XVII.    NOTICES

         Notices and elections under this Program must be in writing. A notice or election is deemed delivered if it is delivered personally or mailed by registered or certified mail to the person at his or her last known business address.

XVIII.   GENERAL PROVISIONS

         (a) Controlling Law. The Program and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

         (b) Captions. The captions of sections and paragraphs of this Program are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

         (c) Facility of Payment. Any amounts payable hereunder to any Participant who is under legal disability or who, in the judgment of the Administrator, is unable to properly manage his or her financial affairs may be paid to the legal representative of such Participant or may be applied for the benefit of such Participant in any manner which the Administrator may select, and any such payment shall be deemed to be payment for such Participant's account and shall be a complete discharge of all liability of the Company with respect to the amount so paid.

         (d) Withholding of Taxes. To the extent required by the laws in effect at the time compensation is deferred hereunder or at the time deferred compensation payments are made, the Participating Company shall withhold any taxes required to be withheld for federal, state or local government purposes. Participation in the Program constitutes a Participant's agreement that a Participating Company may withhold from payroll or other payments owing to the Participant cash amounts to satisfy withholding obligations arising under the Program (for example, FICA withholding can arise in connection with deferrals upon exercise of Eligible Stock Options or deferrals of Stock Awards at the time of vesting). Unless other arrangements satisfactory to the Administrator have been made by the Participant to provide for payment of withholding amounts in connection with a distribution of the Participant's Stock Deferral Account, shares of Stock being distributed will be withheld from any distribution to satisfy mandatory withholding

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             taxes, if permitted under the Equity Plan under which the shares originated.

         (e) Administrative Expenses. All expenses of administering the Program shall be borne by the Company. No part thereof shall be charged against any Participant's account or any amounts distributable hereunder. Sales of shares of Stock distributed to Participants are the sole responsibility of the Participant, however.

         (f) Severability. Any Provision of this Program prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

         (g) No Liabilities. Except as otherwise expressly provided herein, no member of the Board of Directors of the Company, or the Compensation Committee thereof or any other person or group acting as Administrator, and no officer, employee, or agent of a Participating Company, shall have any liability to any person, firm, or corporation based on or arising out of the Program, except in the case of gross negligence or fraud.

         (h) Binding on all Successors. In the event of a Change in Control, any surviving or acquiring corporation shall (i) assume the Program and (ii) agree to substitute for each share of Stock then credited to each Stock Deferral Account the amount and type of consideration payable to a holder of one share of Stock (including if applicable shares of common stock of such surviving or acquiring corporation). In the event any surviving or acquiring corporation refuses to assume the terms set out in this Section, then each Participant will receive the balance in his or her Stock Deferral Account in a single lump-sum of Stock (together with any cash payable under Section VIII(c)).

XIX.     UNFUNDED STATUS OF PROGRAM

         It is the intention of the parties that the arrangements herein described be unfunded for tax purposes and for purposes of Title I of ERISA. Program Participants have the status of general unsecured creditors of the Company and any other Participating Company. The Program constitutes a mere promise by the Company to make payments in the future.

         The Company may establish a Trust(s) with the Trustee(s), pursuant to such terms and conditions as are set forth in the applicable trust agreement(s) entered into between the Company and the Trustee(s). Certain of the obligations of the Administrator pursuant to the terms of the Program may be delegated to a trustee pursuant to the terms of a trust agreement. Any Trust, if established, is intended to be treated as a "grantor" trust under the Internal Revenue Code of 1986 and the Regulations thereunder, as amended from time to time, and the establishment is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

XX.      RIGHTS TO BENEFITS

         A Participant's rights' to benefit payments under the Program are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiaries.

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